Exhibit 10.30

FIRST AMENDMENT TO FACILITIES LEASE

The New Mexico Spaceport Authority (the “Authority”) and Virgin Galactic LLC, a Delaware limited liability company (“Virgin”), agree:

1. Recitals. The following Recitals apply to this First Amendment to Facilities Lease (the “First Amendment”).

A. Buyer and Seller are parties to a Facilities Lease dated December 31, 2008 (the “Lease”).

B. Buyer and Seller want to amend the Lease as described in this First Amendment.

2. Definitions. All capitalized terms used but not defined in this First Amendment have the meanings given to them in the Lease.

3. Amendments.

A. Paragraph 14.5 is deleted in its entirety and the following is substituted in its place:

14.5. Environmental Indemnification. In addition to all other remedies available to the Authority under this Lease, at law or in equity, Virgin will indemnify, defend and save harmless the Authority, its officers, agents, board members, commissions, employees, successors and assigns from and against any and all Environmental Claims arising out of the acts or omissions of Virgin or Virgin’s agents, employees, contractors, officers, directors, licensees or invitees or any other Person acting by or through or on behalf of Virgin, except to the extent arising out of the negligence or willful misconduct of the Authority. This indemnity will survive the expiration or termination of this Lease and, with respect to a particular Environmental Claim, the period during which the Authority may tender a claim for indemnification to Virgin under this Section 14.5 will expire 30 calendar days after the expiration of the limitation period under the State or federal law applicable to such Environmental Claim or 30 days after the Authority receives notice of such Environmental Claim, whichever is later.

B. The following paragraph 15.19 is added to the Lease:

15.19 Environmental Liability. Virgin will procure and maintain policies of insurance of no less than Ten Million and No/100s Dollars ($10,000,000.00) single limit liability per occurrence and in the aggregate for the following:

15.19.1 Any actual contamination by Hazardous Substances of the Spaceport by Virgin or Virgin’s agents, employees, contractors, officers, directors, licensees or invitees, as well as defense of any allegations that Virgin or Virgin’s agents, employees, contractors, officers, directors, licensees or invitees are responsible for or caused contamination of the Spaceport by Hazardous Substances;

15.19.2 The presence, disposal, or release of Hazardous Substances by Virgin or Virgin’s agents, employees, contractors, officers, directors, licensees or invitees at the Spaceport that is on, from or affects the soil, air, water, vegetation, buildings, personal property, persons, animals or otherwise; and

15.19.3 Any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to the use of Hazardous Substances by Virgin or Virgin’s agents, employees, contractors, officers, directors, licensees or invitees at the Spaceport.

Virgin’s obligations and liabilities for the occurrences described in this subparagraph 15.19 will survive the expiration or termination of this Lease; provided, however, that Virgin will not be obligated to carry the insurance described herein more than sixty (60) days after the expiration or termination of this Lease.

4. SBOF Approvals. This First Amendment and the Lease require the approval of the SBOF.

5. Counterpart Copies. This First Amendment may be signed in counterpart or duplicate copies, and any signed counterpart, duplicate or facsimile copy will be equivalent to a signed original for all purposes.

6. Miscellaneous. Terms not modified by this First Amendment remain as written in the Lease. This First Amendment is governed by New Mexico law without reference to its choice-of-law provisions and is binding upon the successors and assigns of Virgin and the Authority. Subject to paragraph 4 of this First Amendment, the execution, delivery and performance of this First Amendment have been authorized by all necessary acts, and each individual signing this First Amendment has legal authority to do so.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

DATED:                                         , 2009.

VIRGIN GALACTIC, LLC,
a Delaware limited liability company

By	/s/ Jonathan Peachey
Name	Jonathan Peachey
Title	Director

NEW MEXICO SPACEPORT AUTHORITY

By	/s/ Steve Landeene
Name	Steve Landeene
Title	Executive Director

APPROVED BY GENERAL COUNSEL TO
NEW MEXICO COMMISSIONER OF PUBLIC
LANDS

By	/s/ Patrick H. Lyons
/s/ [Illegible]

APPROVED BY NEW MEXICO
COMMISSIONER OF PUBLIC LANDS

By	/s/ Patrick H. Lyons
Name
Title

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